UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2011

SUNLINK HEALTH SYSTEMS, INC.

(Exact Name Of Registrant As Specified In Charter)

Ohio	1-12607	31-0621189
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 933-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A-2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former Name Or Former Address, If Changed Since Last Report)

Item 7.01 Regulation FD Disclosure

On April 8, 2011, SunLink Health Systems, Inc. (“SunLink” or the “Company”) entered into a preliminary agreement and executed a preliminary agreement and executed a letter of intent with Foundation HealthCare Affiliates, LLC (“Foundation”) and New Age Fuel, Inc. (“New Age”), and Foundation Investment Affiliates I, LLC (“FIA”) for the non-cash merger of certain Foundation, New Age and FIA subsidiaries and affiliates with and into newly formed acquisition subsidiaries of SunLink. The subsidiaries and affiliates of Foundation to be merged into the SunLink acquisition subsidiaries own minority equity interests in and manage 14 ambulatory surgery centers in seven states (Louisiana, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania and Texas), own a majority interest in and manage one general acute care hospital and manage a second acute care hospital, both of which are located in Texas. Three medical real properties, which are occupied by Foundation entities as well as other tenants in Oklahoma, are majority owned by New Age and FIA and are also to be merged into the SunLink acquisition subsidiaries.

The merger consideration to be issued by SunLink to the owners and affiliates of Foundation and New Age will consist of approximately 1,560,000 SunLink common shares, approximately 133,000 shares of SunLink’s non-voting cumulative 5% Series A Preferred Stock, liquidation value $100.00 per share; approximately 277,000 shares of SunLink’s non-voting non-cumulative 4% Series B Preferred Stock, liquidation value $100.00 per share; and 3,000,000 Series A Warrants each of which will entitle the holder for three years to buy one SunLink common share at an exercise price of $6.00. In connection with the mergers, it is contemplated that SunLink will declare a stock dividend, issuing to its existing holders of common shares (as of a record date to be established), approximately 133,600 shares of its Series A Preferred Stock, approximately 79,900 shares of its Series B Preferred Stock, and 3,000,000 Series B Warrants each of which will entitle the holder for three years to buy one SunLink common share at an exercise price of $6.50.

No approval by the shareholders of SunLink is required for the proposed mergers. However, the Series B Preferred Stock will be automatically converted into common shares of SunLink at a conversion price of $5.00 per share of liquidation value upon receipt of approval of the common shareholders of SunLink. Similarly, the Series A and Series B Warrants will not be exercisable unless and until the exercise of such warrants for SunLink common shares is approved by the common shareholders of SunLink. Promptly following closing of the mergers, SunLink intends to seek such approval by its common shareholders of conversion of the Series B Preferred Stock into SunLink common shares and of the right of the holders to the exercise of the Series A and Series B Warrants.

Forward Looking Information

Statements regarding the Company’s operational and financial success, business model, expectations about future events, competitive environment, and strategic alternatives, including financing alternatives, are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain or reduce cost and bad debt levels, and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended June 30, 2010, or as supplemented in the Company’s subsequently filed periodic reports. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing and the other risk factors referenced above.

Item 9.01 Financial Statements and Exhibits.

d.	Exhibits. The following exhibits are filed with this report:

Exhibit 99.1 – SunLink Health Systems, Inc. Press Release dated April 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Mark J. Stockslager
Name:	Mark J. Stockslager
Title:	Chief Financial Officer

Dated: April 13, 2011

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	SunLink Health Systems, Inc. Press Release dated April 8, 2011.

3